                                                                  EXHIBIT 1





                    ACQUISITION AGREEMENT AND PLAN OF MERGER


                                  dated as of


                                  May 1, 1994


                                     among


                              Syntex Corporation,


                           Roche Capital Corporation


                                      and


                           Roche (Panama) Corporation

                TABLE OF CONTENTS

                    ARTICLE I

                    THE OFFER

SECTION 1.01.  The Offer . . . . . . . . . . . . .      1
SECTION 1.02.  Company Action  . . . . . . . . . .      2
SECTION 1.03.  Directors . . . . . . . . . . . . .      4

                    ARTICLE II

                    THE MERGER

SECTION 2.01.  The Merger  . . . . . . . . . . . .      6
SECTION 2.02.  Conversion of Shares  . . . . . . .      6
SECTION 2.03.  Surrender and Payment . . . . . . .      9
SECTION 2.04.  Stock Options . . . . . . . . . . .     11

                    ARTICLE III

             THE SURVIVING CORPORATION

SECTION 3.01.  Articles of Incorporation . . . . .     12
SECTION 3.02.  Bylaws  . . . . . . . . . . . . . .     12
SECTION 3.03.  Directors and Officers  . . . . . .     12

                    ARTICLE IV

          REPRESENTATIONS AND WARRANTIES
                  OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power . . .     13
SECTION 4.02.  Corporate Authorization . . . . . .     13
SECTION 4.03.  Governmental Authorization  . . . .     13
SECTION 4.04.  Non-Contravention . . . . . . . . .     14
SECTION 4.05.  Capitalization  . . . . . . . . . .     14
SECTION 4.06.  Subsidiaries  . . . . . . . . . . .     15
SECTION 4.07.  SEC Filings . . . . . . . . . . . .     16
SECTION 4.08.  Financial Statements  . . . . . . .     16
SECTION 4.09.  Disclosure Documents  . . . . . . .     17
SECTION 4.10.  Absence of Certain Changes  . . . .     18
SECTION 4.11.  No Undisclosed Material
                 Liabilities . . . . . . . . . . .     19
SECTION 4.12.  Litigation  . . . . . . . . . . . .     19
SECTION 4.13.  Taxes . . . . . . . . . . . . . . .     20
SECTION 4.14   Employee Benefit  . . . . . . . . .     22
SECTION 4.15.  Compliance with Laws  . . . . . . .     24
SECTION 4.16.  Finders' Fees . . . . . . . . . . .     24
SECTION 4.17.  Environmental Matters   . . . . . .     24

                     ARTICLE V

          REPRESENTATIONS AND WARRANTIES
                     OF BUYER

SECTION 5.01.  Corporate Existence and Power . . .     26
SECTION 5.02.  Corporate Authorization . . . . . .     26
SECTION 5.03.  Governmental Authorization. . . . .     26
SECTION 5.04.  Non-Contravention . . . . . . . . .     26
SECTION 5.05.  Disclosure Documents  . . . . . . .     27
SECTION 5.06.  Finders' Fees . . . . . . . . . . .     28
SECTION 5.07.  Financing . . . . . . . . . . . . .     28

                    ARTICLE VI

             COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company  . . . . . .     29
SECTION 6.02.  Stockholder Meeting; Proxy
                 Material  . . . . . . . . . . . .     29
SECTION 6.03.  Access to Information . . . . . . .     30
SECTION 6.04.  Other Offers  . . . . . . . . . . .     31
SECTION 6.05.  Notice of Certain Events  . . . . .     32

                   ARTICLE VII

                COVENANTS OF BUYER

SECTION 7.01.  Obligations of Merger Subsidiary  .     33
SECTION 7.02.  Voting of Shares  . . . . . . . . .     33
SECTION 7.03.  Director and Officer Liability  . .     33
SECTION 7.04.  Employee Matters  . . . . . . . . .     34

                   ARTICLE VIII

        COVENANTS OF BUYER AND THE COMPANY

SECTION 8.01.  Best Efforts  . . . . . . . . . . .     35
SECTION 8.02.  Certain Filings . . . . . . . . . .     36
SECTION 8.03.  Public Announcements  . . . . . . .     36
SECTION 8.04.  Further Assurances  . . . . . . . .     37

                    ARTICLE IX

             CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to the Obligations of
                 Each Party  . . . . . . . . . . .     37
SECTION 9.02.  Conditions to the Obligations of
                 Buyer and Merger Subsidiary . . .     38
SECTION 9.03.  Conditions to the Obligation of the
                 Company to Effect the Merger  . .     38

                     ARTICLE X

                    TERMINATION

SECTION 10.01.  Termination  . . . . . . . . . . .     39
SECTION 10.02.  Effect of Termination  . . . . . .     40

                     ARTICLE XI

                   MISCELLANEOUS

SECTION 11.01.  Notices  . . . . . . . . . . . . .     40
SECTION 11.02.  Survival of Representations and
                  Warranties . . . . . . . . . . .     41
SECTION 11.03.  Amendments; No Waivers . . . . . .     42
SECTION 11.04.  Expenses . . . . . . . . . . . . .     42
SECTION 11.05.  Successors and Assigns . . . . . .     43
SECTION 11.06.  Governing Law  . . . . . . . . . .     43
SECTION 11.07.  Counterparts; Effectiveness  . . .     43
SECTION 11.08.  Validity . . . . . . . . . . . . .     43
SECTION 11.09.  Entire Agreement . . . . . . . . .     43
SECTION 11.10.  Definition . . . . . . . . . . . .     43

                    ACQUISITION AGREEMENT AND PLAN OF MERGER



           ACQUISITION AGREEMENT AND PLAN OF MERGER dated as of May 1, 1994 among Syntex Corporation, a Panama corporation (the "Company"), Roche Capital Corporation, a Panama corporation ("Buyer") and an indirectly, wholly owned subsidiary of Roche Holding Ltd, a Swiss corporation ("Parent"), and Roche (Panama) Corporation, a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Subsidiary").

           The parties hereto agree as follows:


                                   ARTICLE I

                                   THE OFFER

           SECTION 1.01. The Offer. (a) Provided that none of the conditions set forth in Annex I hereto shall have been occurred, Buyer shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase all of the outstanding shares of common stock, $1.00 par value (the "Shares"), of the Company at a price of $24.00 per Share, net to the seller in cash (the "Offer Price"). The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Buyer, represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Buyer expressly reserves the right to waive the Minimum Condition (but not below 77,400,000 shares) or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that no change may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I or makes any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares. Subject to the terms and conditions of the Offer, Buyer shall pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest such time following expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by Buyer.

Buyer covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions of the Offer set forth in Annex I hereto, it will accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law.

           (b) As soon as practicable on the date of commencement of the Offer, Buyer shall file with the SEC (as defined in Section 4.07) a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. Buyer and Merger Subsidiary agree to provide the Company and its counsel in writing with any comments Buyer, Merger Subsidiary or their counsel may receive from the SEC or its Staff with respect to the Offer Documents promptly after the receipt of such comments.

           SECTION 1.02. Company Action. (a) The Company hereby consents to the Offer and represents as of the date hereof that its Board of Directors, at a meeting duly called and held, has by a unanimous vote of those directors who were present and voting (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies the relevant requirements of the General Corporation Law of the Republic of Panama (the "Panama Law"), and (iii)
(A) accepted the Declaration dated May 1, 1994 setting forth information regarding the Buyer and the Buyer's future plans regarding the Company (the "Declaration") as satisfying Panama Law and all Executive Decrees relating to declarations, including but not limited to Executive Decree No. 45 of December 5, 1977, as amended by Executive Decree No. 51 of July 12, 1985 (the "Decree") and (B) determined not to deliver the Declaration to the National Securities Commission of the Republic of Panama as permitted by Article 5 of the Decree nor to submit the Declaration to a meeting of Shareholders of the Corporation for their consideration, as permitted by
Article 5-A of the Decree. The Company represents that its Board of Directors unanimously recommends acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders; provided, however, that subject to Section 11.04, any such recommendation may be withdrawn or modified to the extent that the Board of Directors deems it necessary to do so in the exercise of their fiduciary duties under applicable law as advised by counsel to the Company.

           The Company further represents that Arias, Fabrega y Fabrega has advised the Company's Board of Directors of its opinion to the effect that the Declaration was delivered in substantially proper form and content to the Company pursuant to the Decree, that the Declaration contains substantially all the information and documentation required by the Decree to be delivered for proper appraisal and recommendation of a purchase offer for securities of a company under the Decree, and that the Declaration provides sufficient disclosure under Panamanian law for the making and consummation of the Offer. In so advising the Company's Board of Directors, Arias, Fabrega y Fabrega shall have relied on the representation of the Buyer that (i) there were no audited financial statements for the Buyer for the fiscal year ending December 31, 1993 available on the date thereof, (ii) the audited financial statements for the Buyer for the fiscal year ending December 31, 1993 will be ready and released on or about May 10th, 1994, (iii) the financial position of Buyer as of not more than ninety days prior to the date thereof, was, in all material respects, no worse than the financial position of the Buyer as of December 31, 1992 and
(iv) the Declaration is true in all material respects and that the statements included in the Declaration do not omit any material information necessary to make such statements not misleading in any material respect under the circumstances in which such statements were made.

           The Company further represents that Goldman Sachs & Co. has delivered to the Company's Board of Directors its written opinion to the effect that, as of the date of said opinion, the cash consideration to be received by the holders of Shares in the transactions contemplated by this Agreement is fair to such holders. To the knowledge of the Company, all of its directors and members of the operating committee intend either to tender their Shares pursuant to the Offer or to vote, as shareholders, in favor of the Merger and adoption of this Agreement.

           In connection with the Offer, the Company will promptly furnish Buyer with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case to the best knowledge of the Company true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Buyer and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of, and any extracts and summaries from, such information then in their possession.

           (b) As soon as practicable on the day that the Offer is commenced the Company will file with the SEC (as defined in Section 5.07) a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Buyer each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable United States federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC and shall be provided with any comments the Company and its counsel may receive from the SEC or its Staff with respect to the Schedule 14D-9 promptly after receipt of such comments. Notwithstanding anything contained in this Section 1.02, if the Board of Directors determines in the exercise of their fiduciary duties to withdraw, modify or amend the recommendation of the Board of Directors referred to above, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

           SECTION 1.03. Directors. (a) Promptly upon the purchase by Buyer of a majority of the outstanding Shares on a fully diluted basis (including Shares purchased pursuant to the Offer), and subject to the last sentence of this Section 1.03(a), Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Buyer and its affiliates (including Shares so purchased) bears to the total number of Shares outstanding, and the Company shall upon request by Buyer, at the Company's election, either increase the number of directors or seek and accept resignations of incumbent directors. At such times, and subject to the last sentence of this Section 1.03(a) the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (y) each board of directors of each Subsidiary (as defined in Section 5.06) and (z) each committee of each such board. Notwithstanding the foregoing, nothing contained in this Section shall require any current member of the Special Committee of the Board of Directors to resign from the Board of Directors. Subject to the foregoing, the Company shall use its best efforts to ensure that all of the members of the Board of Directors and such boards and committees as of the date hereof shall remain members of the Board of Directors and such boards and committees until the Effective Time (as defined in Section 2.01).

           (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act (as defined in Section 4.03) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

           (c) Following the election or appointment of Buyer's designees pursuant to this Section 1.03 and prior to the Effective Time, except as provided in Section 2.02(g), any amendment of this Agreement or the articles of incorporation or by-laws of the Company, any termination or amendment of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Buyer or Merger subsidiary or any exercise or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are neither designated by Buyer, employees of the Company or any of its subsidiaries nor otherwise affiliated with Buyer, and who, if serving on the Board currently, were disinterested directors in connection with the Board's consideration of this Agreement.


                                   ARTICLE II

                                   THE MERGER

           SECTION 2.01. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.01(b)), Merger Subsidiary shall be merged with and into the Company (the "Merger"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

           (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger in Article X hereof, the Company and Merger Subsidiary will file articles of merger or other appropriate documents for registration in the Mercantile Registry of the Republic of Panama and make all other filings or recordings required by Panama Law and the General Corporations Law of the State of Delaware ("Delaware GCL") in connection with the Merger. The Merger shall become effective at such time as articles of merger or other appropriate documents are duly filed in the Mercantile Registry of the Republic of Panama (the "Effective Time").

           (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Panama Law and the Delaware GCL.

           SECTION 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Subsidiary, the Company or the holder of any of the following securities:

           (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

           (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

           (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.02(a), be converted into the right to receive, at the election of the holders of Shares, either (i) subject to the restrictions set forth in Section 2.02(g), 0.024 shares of Limited Conversion Preferred Stock of Buyer, which Limited Conversion Preferred Stock shall have terms substantially as set forth in Exhibit A and shall have a stated value and liquidation value of $1,000 (or proportionately increased for any higher price per Share paid in the Offer) (the "LCPS") or (ii) $24.00 in cash, or any higher price per Share paid in the Offer, payable to the holder thereof, without interest ("Cash Consideration").

           (d) Prior to the date of the Company Stockholder Meeting contemplated by Section 6.02, Buyer and the Company shall prepare a form (an "Election Form") pursuant to which a holder of Shares may specify the number of Shares owned by such holder that such holder desires to be converted into a right to receive cash in the Merger and the number of Shares owned by such holder that such holder desires to be converted into a right to receive shares of LCPS in the Merger. The Company shall cause an Election Form (and a letter of transmittal for use in exchanging certificates representing Shares for the consideration set forth in
     Section 2.02(c) (the "Merger Consideration")) mailed to each holder of Shares who shall request such an Election Form.

           (e) Each holder of Shares (other than holders of Shares which, in accordance with subsection (a) above, are to be canceled in the Merger) shall have the right to specify in an Election Form the number of Shares owned by such holder that such holder desires to have converted into the right to receive cash in the Merger (a "Cash Election") and the number of Shares owned by such holder that such holder desires to have converted into the right to receive shares of LCPS in the Merger (a "Stock Election"). A Cash Election or a Stock Election shall be effective only if the Exchange Agent appointed by Buyer pursuant to Section 2.03 shall have received no later than 5:00 p.m. New York City time on the date three business days prior to the date of the Company Stockholder Meeting (the "Election Deadline") (i) an Election Form covering the Shares to which such Cash Election and/or Stock Election applies, executed and completed in accordance with the instructions set forth in such Election Form and
     (ii) the certificate or certificates representing such Shares, in such form and with such endorsements, stock powers and signature guarantees as may be required by such Election Form. A Cash Election or Stock Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the share certificates to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any certificate representing Shares shall result in the revocation of all prior Election Forms with respect to all Shares evidenced by such certificate. Any termination of this Agreement in accordance with Article X shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination. If an Election Form is revoked (either by delivery of a written notice of revocation or by delivery of a revised Election Form), the share certificates to which such Election Form applies, if previously delivered to the Exchange Agent, shall be returned to the person revoking such Election Form unless such person otherwise instructs the Exchange Agent. For purposes of this Agreement, "Non-Electing Shares" means all Shares (other than Shares that are to be canceled in the Merger) as to which neither an effective Cash Election nor an effective Stock Election has been made as of the Election Deadline. All Non-Electing Shares shall be deemed to have made the Cash Election.

           (f) Buyer and the Company shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections and Stock Elections are to be taken into account in making the determinations required by this Section and the payment of the Merger Consideration.

           (g) Notwithstanding any other provision of this Agreement to the contrary, Buyer shall be obligated to issue shares of LCPS only to the extent that the LCPS would be "held of record" (as such term is defined in the 1934 Act and Rule 12g-5 thereunder) by not more than 299 Persons. If the issuance of shares of LCPS in respect of all Shares as to which effective Stock Elections are made would result in the LCPS being "held of record" by more than 299 Persons, subject to the terms of this Agreement, Buyer shall issue LCPS to the maximum number of Persons who have made a valid Stock Election such that, after giving effect to such issuance, the LCPS are held of record by 299 Persons. In the event more than 299 holders of Shares make a valid Stock Election, Buyer and the Special Committee of the Board of Directors of the Company shall jointly agree, in their discretion, as to the method for selecting the holders who shall be entitled to receive shares of LCPS in the Stock Election; such method may consist of a lottery, selection by lot or the aggregate number of Shares as to which a holder makes a valid Stock Election, or any other method.
     In the event Buyer and the Special Committee of the Board of Directors are unable to agree on such a method, holders who made a Stock Election shall be deemed to have made a Cash Election.

           (h) A Stock Election must be made with respect to at least one hundred Shares to be a valid Stock Election.

           (i) Notwithstanding any provision of this Agreement, Buyer shall not be obligated to accept Stock Elections with respect to more than 15% of the Shares outstanding as of the date hereof.

           SECTION 2.03. Surrender and Payment. (a) Prior to the record date for the Company Stockholder Meeting, Buyer shall appoint an agent (the "Exchange Agent") for the purposes of receiving the Election Forms, determining (in accordance with Section 2.02) the form of the Merger Consideration to be received by each holder of Shares and exchanging certificates (the "Certificates") that prior to the Effective Time represented Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares.

           (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering the Shares formerly represented by such Certificate or Certificates, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

           (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificates or establish to the satisfaction of the
Exchange Agent that such tax has been paid or is not payable.   For purposes of
this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

           (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

           (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Buyer shall indemnify the Surviving Corporation for any payment of the Merger Consideration it may be required to make to a holder of Shares after the Merger Consideration has been returned to Buyer. Notwithstanding the foregoing none of Buyer, the Company or the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any person previously entitled thereto.

           (f) No dividends, interest or other distributions with respect to securities of Buyer constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the securities of Buyer into which such Shares were converted are registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

            SECTION 2.04. Stock Options. (a) Prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as are required to adjust, effective immediately prior to the Effective Time, the terms of all outstanding employee and director stock options to purchase Shares ("Stock Options") and all outstanding stock appreciation rights ("SARs"), whether or not presently exercisable, heretofore granted under any stock option or stock appreciation rights plan, program or arrangement of the Company or its Subsidiaries (collectively, the "Stock Plans") to provide that (i) each Stock Option together with any SAR related thereto or granted in tandem therewith and
(ii) each SAR granted independent of, and not related to, any Stock Option (a "Free-standing SAR"), in each case outstanding immediately prior to the Effective Time shall be converted into the right of the holder of such Stock Option or Free-standing SAR, as the case may be, to receive a cash payment at that time from the Company of an amount determined by multiplying (x) the excess, if any, of the Cash Consideration over the applicable exercise price per Share of such Stock Option or strike price per Share of such Free-standing SAR, as the case may be by (y) with respect to each Stock Option and related SAR, the number of Shares the holder of the Stock Option could have purchased (assuming full vesting of all Stock Options) had such holder exercised such Stock Option in full immediately prior to the Effective Time or, with respect to each free-standing SAR, the number of Shares with respect to which the Free-Standing SAR was granted (assuming full vesting of all free-standing SARs). All amounts payable pursuant to this Section 2.04(a) shall be subject to any required withholding of taxes and shall be paid without interest.

           (b) Prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to provide that the Stock Plans shall terminate as of a date prior to the occurrence of a "Change in Control" as defined in the Syntex Security of Employment Plan (the "Stock Plan Termination Date"), except with respect to Stock Options and SARs that are outstanding as of the Stock Plan Termination Date which Stock Options and SARs shall be adjusted immediately prior to the Effective Time as contemplated by Section 2.04(a), and to provide that the provisions in any other Employee Plan or Benefit Arrangement (each as defined in Section 4.14) providing for the issuance, transfer or grant of capital stock of the Company shall be deleted as of the Stock Plan Termination Date, and the Company shall take all necessary actions to provide that following the Effective Time, no holder of a Stock Option or SAR or any participant in any Stock Plan or other Employee Plan or Benefit Arrangement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

           SECTION 2.05. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Buyer shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of LCPS constituting all or part of the Merger Consideration shall be appropriately adjusted.

           SECTION 2.06. Fractional Shares. No fractional shares of LCPS shall be issued in the Merger. All fractional shares of LCPS that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the stated value of the LCPS by the fraction of a share of LCPS to which such holder would otherwise have been entitled.


                                  ARTICLE III

                           THE SURVIVING CORPORATION

           SECTION 3.01. Articles of Incorporation. The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be that of the Company at the date hereof.

           SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

           SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

           The Company represents and warrants to Buyer that:

           SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Panama, and has the requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Subsidiaries (as defined in Section 4.06), taken as a whole (a "Material Adverse Effect") or would not reasonably be expected to result in a Material Adverse Effect. The Company has heretofore delivered to Buyer true and complete copies of the Company's articles of incorporation and bylaws as currently in effect.

           SECTION 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

           SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing by the Company with, any governmental body, agency, official or authority other than
(i) the filing of articles of merger or other appropriate documents for registration in the Mercantile Registry of the Republic of Panama in accordance with Panama Law and the Delaware GCL; (ii) compliance with any applicable requirements of the HSR Act; and (iii) compliance with any applicable requirements of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); and (iv) such filings or registration with, or authorizations, consents or approvals of governmental bodies, agencies, officials or authorities, the failure of which to make or obtain, individually or in the aggregate, would not result in or could not reasonably be expected to result in a Material Adverse Effect or materially affect the consummation of the transactions contemplated by this Agreement.

           SECTION 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Sections 4.03 and 5.03, contravene or conflict with or constitute a violation of any provision of any material law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (iii) except as disclosed in writing to Buyer prior to the date hereof, to the knowledge of the Company, require any consent, approval or notice under and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any material agreement, contract, license or other instrument binding on the Company or any Subsidiary, or allow the acceleration of the performance of, any material obligation of the Company or any of its subsidiaries under any material indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is subject or bound or (iv) result in the creation or imposition of any Lien on any material asset of the Company or any Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

           SECTION 4.05. Capitalization. The authorized capital stock of the Company consists of 600,000,000 Shares. As of April 27, 1994, there were outstanding 221,134,238 Shares and employee stock options to purchase an aggregate of 11,562,042 Shares (of which, options to purchase an aggregate of 5,578,520 Shares were exercisable), in addition to options granted to substantially all employees of the Company in 1992 and 1993 with respect to an aggregate amount of approximately 1,000,000 Shares, none of which were exercisable. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.
Except as set forth in this Section and except for changes since April 27, 1994 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the

Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

           SECTION 4.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have or could not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. Except as disclosed in writing to Buyer prior to the date hereof, all Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended July 31, 1993 (the "Company 10-K").

           (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

           SECTION 4.07.  SEC Filings.  (a)  The Company has delivered to Buyer
(i) the annual reports on Form 10-K for
its fiscal years ended July 31, 1991, 1992 and 1993, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended October 31, 1993 and January 31, 1994 (the latter referred to herein as the "Company 10-Q"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 7, 1992, and
(iv) all of its other reports, statements, schedules and registration statements filed with the United States Securities and Exchange Commission (the "SEC") since December 7, 1992 (collectively, the "SEC Filings").

           (b) As of its filing date, each of the SEC Filings, complied as to form in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.07 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated Balance Sheet of the Company as of July 31, 1993 and "Balance Sheet Date" means July 31, 1993.

           SECTION 4.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.

           (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective

Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof to the Company's stockholders, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (c)  The representations and warranties contained in this Section
4.09 will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

           (d) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time first published, sent or given to the holders of Shares and immediately prior to the time Buyer accepts any Shares for payment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (e) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Registration Statement (as defined in Section 5.05(c)) will not contain at the time the Registration Statement becomes effective or at the Effective Time, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, not misleading.

           SECTION 4.10. Absence of Certain Changes. Except as disclosed in writing to Buyer prior to the date hereof, since the Balance Sheet Date, the Company and Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practice and there has not been:

           (a) any material adverse change in the business, assets, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or any event, occurrence or development of a state of circumstances or facts which would reasonably be expected to result in such a material adverse change (a "Material Adverse Change");

           (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than quarterly cash dividends on the Shares not in excess of $.26 per Share per quarter and having customary record and payment dates), or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

           (c) any amendment of any material term of any outstanding security of the Company or of any Subsidiary;


           (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any material indebtedness for borrowed money or any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

           (e) any making of any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

           (f) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

           (g) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or

     (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice other than fees payable to the Special Committee of the Board of Directors not exceeding the amounts disclosed in writing to Buyer.

           SECTION 4.11. No Undisclosed Material Liabilities. Except as previously disclosed to Buyer in writing, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

            (i) liabilities disclosed or provided for in the Balance Sheet or in the Company 10-Q;

         (ii) liabilities which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and

       (iii) liabilities under this Agreement and fees and expenses related thereto previously disclosed in writing to Buyer.

           SECTION 4.12. Litigation. Except as set forth in the Company 10-K, the Company 10-Q or disclosed in writing to Buyer prior to the date hereof, there is no action, suit, investigation or proceeding (or, to the knowledge of the Company, any basis for any Person to assert any claim likely to result in liability or any other adverse determination) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

           SECTION 4.13. Taxes. Except as set forth in the Company 10-K or 10-Q, to the knowledge of the Company, (a) the Company and the Subsidiaries have filed, been included in or sent, all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them relating to any Taxes (as defined below) with respect to any material income, properties or operations of the Company or any Subsidiary prior to the Effective Time (collectively, "Returns"); (b) as of the time of filing, the Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiaries and any other information required to be shown therein; (c) the Company and the Subsidiaries have timely paid or made provision for all material Taxes that have been shown as due and payable on the Returns that have been filed; (d) the Company and the Subsidiaries have made or will make provision for all material Taxes payable for any periods that end before the Effective Time for which no Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time; (e) the charges, accruals and reserves for taxes reflected on the books of the Company and the Subsidiaries are adequate to cover the Tax liabilities accruing or payable by the Company and the Subsidiaries in respect of periods prior to the date hereof; (f) neither the Company nor any Subsidiary is delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any material Return, which Return has not since been filed or sent; (g) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or any Subsidiary (or any member of any affiliated or combined group of which the Company or any Subsidiary is or has been a member for which either the Company or any Subsidiary could be liable) other than those Taxes being contested in good faith; (h) neither the Company nor any Subsidiary has granted any extension of the limitation period applicable to any material Tax claims other than those Taxes being contested in good faith; and (i) neither the Company nor any Subsidiary is or has been a party to any material tax sharing agreement with any corporation which, as of the Effective Time, is not a member of the affiliated group of which the Company is a member.

           "Tax" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (ii) any liability of the Company or any Subsidiary for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

           SECTION 4.14. Employee Benefits. (a) The Company has provided Buyer with complete age, salary, bonus, service and related data as of a date no earlier than March 31, 1994 for employees and former employees of the Company and its Subsidiaries or, to the extent not so provided shall provide Buyer with such data as is maintained by the Company or its Subsidiaries or reasonably obtainable as soon as practicable after the date hereof.

           (b) Section I of Schedule 4.14 identifies each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any of its ERISA Affiliates (as defined below) and covers any current or former employee or director of the Company or any Subsidiary or under which the Company or any of its ERISA Affiliates has any liability (collectively, the "Employee Plans"). Copies of each Employee Plan (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer or, to the extent not so furnished, shall be furnished as soon as practicable after the date hereof, in either case together with (x) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such Employee Plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. For purposes of this Section 4.14, "ERISA Affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

           (c) To the knowledge of the Company, no condition exists and no event has occurred that could constitute grounds for termination of any Employee Plan subject to Title IV of ERISA (a "Title IV Plan") or, with respect to any Employee Plan which is a multiemployer plan as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), presents a material risk of a complete or partial withdrawal under Title IV of ERISA. To the knowledge of the Company, if a "complete withdrawal" by the Company and all of its ERISA Affiliates were to occur as of the Effective Time with respect to all Employee Plans which are Multiemployer Plans, neither the Company nor any of its ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

           (d)  Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date (after giving effect to any timely effective remedial amendments that may have been necessary to maintain such Employee Plans qualified status), and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code; provided however, that in order to maintain such qualified and tax exempt status, certain of such Employee Plans may be required to be amended during the currently pending remedial amendment period to conform to the Tax Reform Act of 1986 and subsequent legislation in a manner that is consistent with the manner in which such Employee Plan has operated. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

           (e)  Except to the extent specifically set forth and quantified in
Section II of Schedule 4.14, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

           (f) Section III of Schedule 4.14 identifies each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries and (iii) covers any current or former employee or director of the Company or any of its Subsidiaries. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer, or, to the extent not so furnished, shall be furnished as soon as practicable after the date hereof, are referred to collectively herein as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

           (g) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

           (h) (i) As of the Balance Sheet Date, the fair market value of the assets of each Title IV Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Title IV Plan determined using the assumptions and methods set forth in the most recent actuarial valuation report delivered by the Company's independent auditors with respect to such Plan.

         (ii) As of the Balance Sheet Date, the aggregate unfunded liability of the Company and its ERISA Affiliates in respect to all Employee Plans described under Sections 4(b)(5) or 401(a)(1) of ERISA, computed using reasonable actuarial assumptions consistent with GAAP and determined as if all benefits under such plans were vested as of such date, did not exceed $14,000,000.

        (iii) With respect to each Benefit Arrangement which is maintained for the benefit of non United States employees of the Company or its Subsidiaries, as of the Balance Sheet Date, according to the actuarial assumptions and valuations most recently used for the purpose of funding each such Benefit Arrangement (or, if the same has no such assumptions and valuations or is unfunded, according to reasonable actuarial assumptions and valuations consistent with GAAP), the total amount or value of the funds available under such Benefit Arrangement to pay benefits accrued thereunder, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of the Balance Sheet Date of all participants and past participants therein who are employees or former employees of the Company or its Subsidiaries.

         (iv) Except for (x) the accelerated payment of Deferred Cash Incentive Awards under the Company's Call-To-Action Incentive Plan which will result in an aggregate payment of not more than $2,000,000, and (y) the acceleration of vesting of stock options and stock appreciation rights which are to be adjusted pursuant to Section 2.04, no employee or former employee of the Company or any Subsidiary will become entitled to any compensation, bonus, retirement, severance, job security or similar benefit or enhanced such benefit solely as a result of the transactions contemplated hereby, without regard to
any events that may occur after the Effective Time.   Immediately after giving
effect to the transactions contemplated hereby, the aggregate maximum contingent liability of the Surviving Corporation and its subsidiaries in respect of cash termination and severance benefits under the Employee Plans and Benefit Arrangements will not exceed $355,000,000.

           SECTION 4.15. Compliance with Laws. Except as previously disclosed to Buyer in writing, to the knowledge of the Company, neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations which would, individually or in the aggregate, result in or could reasonably be expected to result in a Material Adverse Effect.

           SECTION 4.16. Finders' Fees. Except for Goldman, Sachs & Co., whose fees have been disclosed in writing to Buyer and will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

           SECTION 4.17. Environmental Matters. (a) To the knowledge of the Company, except as previously disclosed to Buyer in writing, there are no Environmental Liabilities of the Company or any Subsidiary other than:

           (i) Environmental Liabilities disclosed or provided for in the Company 10-K or the Company 10-Q;

          (ii) Environmental Liabilities that individually or in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and

        (iii) Environmental Liabilities that individually or in the aggregate have not had and are not reasonably expected to have a Material Adverse Effect.

           (b) The following terms as used in this Section shall have the following meanings:

           "Environmental Liabilities" means any and all liabilities of the Company or any Subsidiary (including any entity which is a predecessor of the Company or any Subsidiary), whether accrued, contingent, absolute, determined, determinable, vested, potential, known or otherwise, and any existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

           "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, and governmental restrictions, now in effect or in effect at the Effective Time, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

           Buyer represents and warrants to the Company that:

           SECTION 5.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

           SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Subsidiary and constitutes a valid and binding agreement of Buyer and Merger Subsidiary.

           SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement, to the knowledge of Buyer and Merger Subsidiary, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of the articles of merger or other appropriate documents in accordance with Panama Law and the Delaware GCL,
(ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act, (iv) the filing of a notice pursuant to Section 721 of the Defense Production Act of 1950, as amended ("Exon-Florio") and (v) compliance with the applicable requirements of the Securities Act of 1933 (the "1933 Act"), and (vi) compliance with any applicable foreign or state securities or Blue Sky laws.

           SECTION 5.04. Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate or articles of incorporation or bylaws of Buyer or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary.

           SECTION 5.05. Disclosure Documents. (a) The information with respect to Buyer and its subsidiaries (including without limitation Merger Subsidiary), Parent and their respective Affiliates that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof to the Company's stockholders.

           (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the 1934 Act and will not at the time of the filing thereof, at the time first published, sent or given to the holders of Shares and at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements included in or omissions from the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

           (c) The Registration Statement to be filed by Buyer with the SEC with respect to the offering of the LCPS in connection with the Merger (the "Registration Statement") and any amendments or supplements thereto will, at the time the Registration Statement becomes effective or at the Effective Time, comply as to form in all material respects with the requirements of the 1933 Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, not misleading; provided that the foregoing representation shall not apply to statements or omissions in the Registration Statement based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

           (d) Buyer agrees to cause the Surviving Corporation to satisfy any claims or liabilities arising directly or indirectly as a result of Section 2.04(b) or the actions required thereby.

           SECTION 5.06. Finders' Fees. Except for J.P. Morgan Securities Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

           SECTION 5.07. Financing. Buyer has or will have, prior to the expiration of the Offer and the Effective Date of the Merger, sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis in the Offer and the Merger and to pay all related fees and expenses pursuant to the Offer and the Merger.

           SECTION 5.08. Capitalization. The authorized capital stock of Buyer consists of 500 shares of Common Stock. As of April 28, 1994, there were outstanding 500 shares of Common Stock. All outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. The shares of LCPS to be issued as part of the Merger Consideration have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right. The non-voting securities issuable upon exchange of LCPS will, at the time of exchange be validly issued and will be fully paid and non-assessable.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

           The Company agrees that:

           SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, from the date hereof until the Effective Time without the consent of Buyer:

           (a) the Company will not adopt or propose any change in its articles of incorporation or bylaws;

           (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

           (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or property which are material to the Company and its Subsidiaries as a whole except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice; or (iii) as Buyer may agree in writing;

           (d) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing; and

           (e) the Company will not, and will not permit any Subsidiary to (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, provided however that the Company shall be permitted to take or omit to take such action which can (without any uncertainty) be cured at or prior to the Effective Time or a date on which Shares can be purchased pursuant to the Offer.

           SECTION 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use all reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement and all other proxy materials for such meeting,
(ii) will, subject to the fiduciary duties of its Board of Directors, use all reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

           SECTION 6.03. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder; and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer.

           (b) Each of Buyer and Merger Subsidiary agrees to be bound by the letter agreement dated February 28, 1994, between Parent and the Company as if the references to Parent therein were to Buyer and Merger Subsidiary, except that Buyer and Merger Subsidiary may (i) enter into this

Agreement, (ii) acquire Shares pursuant to the Offer and the Merger so long as this Agreement shall not have been breached by Buyer or Merger Subsidiary or terminated in accordance with its terms and (iii) in the event described in the last sentence of Section 2.02(g), agree with any shareholder of the Company to exchange such shareholder's Shares for a security having terms no more favorable to such shareholder than the terms of the LCPS (so long as all such exchanges are effected on the same terms) and (iv) Buyer and its subsidiaries may make such disclosures in the Offer Documents as Buyer may determine in its reasonable discretion is required by applicable law.

           SECTION 6.04. Other Offers. (a) From the date hereof until the termination hereof, the Company and the Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined), (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel, waive any provision of any standstill or similar agreements entered into by the Company or (iii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal; provided that, on or prior to May 14, 1994 the provisions of this sentence shall not apply to any party that is bound by a standstill or similar agreement with the Company on the date hereof (an "Existing Bidder"). Nothing contained in this Section 6.04 shall prohibit the Company and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act, and (ii) making such disclosures to the Company's stockholders which, in the judgment of and subject to the fiduciary duties of the Board of Directors with the advice of counsel, may be required under applicable law.

           (b) The Company will (i) promptly notify Buyer after receipt of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, (ii) promptly notify Buyer after receipt of any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and (iii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, keep Buyer advised of the status and principal financial terms of any such Acquisition Proposal, indication or request. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

           SECTION 6.05. Notice of Certain Events. The Company shall notify Buyer, and Buyer shall notify the Company, as promptly as practicable following its receipt of:

           (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (iii) notice that any actions, suits, claims, investigations or proceedings have been commenced or, to the knowledge threatened against, or involving the Company or any Subsidiary, or Buyer, as applicable, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

           SECTION 6.06. Rule 145 Affiliates. Prior to the Effective Time, the Company shall cause to be delivered to Buyer an opinion of Skadden, Arps, Slate, Meagher & Flom or Holtzmann, Wise & Shepard in form and substance satisfactory to counsel to Buyer, identifying all persons who might, in the opinion of counsel to the Company, at the time of the meeting of the Company Stockholder Meeting, be deemed to be "affiliates" of the Company for purposes of Rule 145 under the 1933 Act (the "1933 Act Affiliates"). The Company shall use its best efforts to cause each person who is identified as a possible 1933 Act Affiliate to enter into prior to the Effective Time an agreement in form and substance reasonably acceptable to Buyer pursuant to which each such person acknowledges his responsibilities as such an "affiliate".

                                  ARTICLE VII

                               COVENANTS OF BUYER

               Buyer agrees that:

           SECTION 7.01. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

           SECTION 7.02. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement and the Merger at the Company Stockholder Meeting.

           SECTION 7.03. Director and Officer Liability. Buyer will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the maximum extent permitted under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that, such indemnification shall (to the maximum extent permitted by law) be mandatory rather than permissive except in instances involving willful misconduct or bad faith and that the Surviving Corporation shall advance expenses, including attorneys' fees promptly on demand and delivery of any required undertaking. For three years after the Effective Time, Buyer will cause to be maintained the current policies of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy; provided that the Surviving Corporation may substitute therefore policies of at least the same coverage containing terms and conditions which in all material respects are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage; and provided further that in satisfying its obligation under this Section, Buyer shall not be obligated to cause the Surviving Corporation to pay premiums in excess of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Buyer. Buyer shall cause the Surviving Corporation to pay all expenses (including attorneys' fees) that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided for in this Section 7.03. Buyer agrees that should the Surviving Corporation fail to comply with the foregoing obligations,

Buyer shall be responsible therefor.  The obligations of Buyer under this
Section 7.03 shall not be terminated or modified in such manner as to adversely affect directors and officers to whom this Section 7.03 applies without the consent of such director or officer. Directors and officers to whom this
Section 7.03 applies shall be third party beneficiaries of this Section.

           SECTION 7.04.  Employee Matters.

           (a) For a period of at least one year after the Effective Time, Buyer shall cause the Company to continue to maintain the Company's existing compensation, severance, welfare and pension benefit plans, programs and arrangements (other than any stock based plans, programs and arrangements) for the benefit of current and former employees and directors of the Company and its Subsidiaries (subject to such modification as may be required by applicable law or to maintain the tax exempt status of any such plan which is intended to be qualified under Section 401(a) of the Code), provided that (i) nothing herein shall prohibit Buyer from replacing any such existing plan or plans, program(s) or arrangement(s) with a plan or plans, program(s) or arrangement(s) which provide such employees and directors with benefits which are not less favorable in the aggregate than the benefits that would have been provided under the Company's existing plan(s), program(s) or arrangement(s) to the extent such replacement is permitted under the terms of the applicable plan, program or arrangement and (ii) nothing herein shall obligate the Buyer to provide such employees and directors with any stock based compensation (including, without limitation, stock options or stock appreciation rights) after the Effective Time.

           In the light of Buyer's desire that the Company provide appropriate employee incentives in the future, the Buyer agrees promptly to develop, and the Company and Buyer shall promptly cooperate in developing, a new performance based incentive compensation plan for the benefit of employees of the Company and its Subsidiaries as an appropriate substitute for the current Stock Plans.

           (b) The Company hereby agrees not to, and to cause its Subsidiaries not to, amend or modify any existing Employee Plan or Benefit Arrangement, nor enter into or otherwise establish, adopt or maintain any new employee plans, programs, agreements or arrangements, or grant any additional Free-standing SARs or other awards based upon the value of the Company's equity securities prior to and including the Effective Time without the prior written consent of the Buyer.

           (c) It is the Buyer's current intention to maintain the Company's headquarters at its present location in Palo Alto, California.

           (d) From and after the Effective Time, for purposes of determining eligibility, vesting and benefit accrual under any replacement compensation, severance, welfare, pension benefit or savings plan of Buyer or any of its affiliates in which employees of the Company and its Subsidiaries become eligible to participate, service with the Company or any of its Subsidiaries shall be credited as if such services were rendered to Buyer or any of its affiliates; provided that (i) Buyer shall not be obligated to permit employees of the Company and its Subsidiaries to participate in nor, upon participation, to receive such credited service, with respect to, any plan maintained by Buyer or its affiliates which is not intended to constitute a replacement plan for any existing plan, program or arrangement of the Company and its Subsidiaries and (ii) Buyer shall not be required to give any such employee credit for such prior service with the Company or any of its Subsidiaries for purposes of any plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, other than the Syntex U.S. Employees Pension Plan or any successor plan to the assets and liabilities thereof.

           (e) No provision of this Section 7.04 shall create any third party beneficiary rights in any current or former employee or director of the Company or its Subsidiaries (including any beneficiary thereof) hereunder or in respect of continued or resumed employment or in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

           SECTION 7.05. Registration Statement. Buyer shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Buyer shall promptly take any action required to be taken under state securities or Blue Sky laws in connect with the issuance of LCPS in the Merger. Notwithstanding the foregoing, this
Section 7.05 shall not require Buyer, Merger Subsidiary or Parent to furnish, other than for Buyer and its Subsidiaries, financial statements prepared in accordance with United States generally accepted accounting principles or any reconciliation of financial statements with generally accepted accounting principles.

                                  ARTICLE VIII

                       COVENANTS OF BUYER AND THE COMPANY

           The parties hereto agree that:

           SECTION 8.01. Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that Buyer and its Affiliates shall not be required to agree to any consent decree or order in connection with the objections of any HSR Authority to the transactions contemplated by this Agreement; and provided further that the foregoing shall not require Parent or Buyer to furnish, other than for Buyer and its United States subsidiaries, financial statements prepared in accordance with United States generally accepted accounting principles or any reconciliation of financial statements with United States generally accepted accounting principles.

           (b) The Company will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done all things reasonably necessary, proper or advisable to permit Buyer to make the determination provided for in paragraph (f) of Annex I to this Agreement as soon as practicable after the date of this Agreement.

           SECTION 8.02. Certain Filings. The Company and Buyer and Merger Subsidiary shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority, including the filing or notification required under the Merger Control Regulation of the European Community, or by the competition authorities of its Member States or any other jurisdiction is required, proper or advisable or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information so required, proper or advisable in connection with the transactions contemplated hereby or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

           SECTION 8.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement or any filing with any governmental body, agency, official or authority with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will use all reasonable efforts not to issue any such press release or make any such public statement or such filing prior to such consultation.

           SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

           SECTION 9.01. Conditions to the Obligations of Each Party. The respective obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

           (i) this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company in accordance with Panama Law;

          (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

         (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; provided that neither party may assert this condition unless it has used its best efforts to oppose such judgment, injunction, order or decree and to avail itself of all rights of appeal or it has determined, in its reasonable judgment, that such efforts would not have a substantial likelihood of success;

          (iv) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger, including, without limitation, filing articles of merger or other appropriate documents for registration in the Mercantile Registry of the Republic of Panama and pursuant to the Delaware GCL shall have been obtained or made (other than those actions or filings which, if not obtained or made prior to the consummation of the Merger, would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect); and

           (v) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

           SECTION 9.02. Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

           (a)(i) either (A) the Committee on Foreign Investment in the United States shall have determined not to investigate the Offer and the Merger under Exon-Florio (either by action or nonaction) or (B) if such Committee shall have determined to make such an investigation, such investigation shall have been completed and the President shall have determined (either by action or nonaction) not to take any action under Exon-Florio with respect to the transactions contemplated by this Agreement;

          (ii) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

         (iii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time.

           (b) In the event Buyer has not acquired Shares in the Offer, each of the conditions set forth in Annex I hereto shall have been satisfied or waived prior to the Effective Time, provided that for the purpose of this Section 9.02(b), the reference in clause (d)(i) of Annex I to "25%" shall be deemed to read "50%" and the phrase "or proposed to acquire" shall be deleted.

           SECTION 9.03. Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the condition that Buyer and Merger Subsidiary shall have performed in all material respects each of their obligations under this Agreement required to be performed by them at or prior to the Effective Time pursuant to the terms hereof and the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Buyer or Merger Subsidiary pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time.


                                   ARTICLE X

                                  TERMINATION

           SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

           (i)  by mutual written consent of the Company and Buyer;

          (ii) by either the Company or Buyer if (x) either Buyer shall have failed to commence the Offer within 15 days following the date of this Agreement or (y) Buyer shall not have purchased any Shares pursuant to the Offer prior to December 31, 1994; provided, however, that the passage of the period referred to in clause (y) shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree or ruling or action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger; and provided further that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in any of the circumstances described in clauses (x) or (y);

        (iii) by Buyer or the Company if prior to the purchase of Shares pursuant to the Offer or the Effective Time, the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Offer, the Merger or this Agreement, recommended another Acquisition Proposal or entered into a definitive agreement or agreement in principle with respect to another Acquisition Proposal, or resolved to do any of the foregoing;

         (iv) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (v) by either Buyer or the Company, if the Company Stockholder Meeting shall have been held and the stockholders of the Company shall have failed to approve and adopt this Agreement and the Merger at such meeting; and

         (vi) by Buyer, if Buyer shall have received any communication from the Department of Justice or Federal Trade Commission (each an "HSR Authority") (which communication shall be confirmed to the other parties by the HSR Authority) that causes such party to reasonably believe that any HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement.

           SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except for fraud and for willful breach of a material obligation contained herein and except that the agreements contained in Section 11.04 shall survive the termination hereof.

                                   ARTICLE XI

                                 MISCELLANEOUS

           SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be given,

           if to Buyer or Merger Subsidiary, to:

               Dr. Felix Amrein
               Roche Capital Corporation
               Grenzacherstrasse 124
               CH - 4002 Basel
               Telecopier:  011-41-61-688-1396

               with a copy to:  Peter R. Douglas
                                Davis Polk & Wardwell
                                450 Lexington Avenue
                                New York, New York  10017
                                Telecopier: (212) 450-4800; and

           if to the Company, to:

               Syntex Corporation
               3401 Hillview Avenue
               Palo Alto, California  94304
               Telecopier:  (415) 852-1144
               Attention:  Neil Flanzraich


               with a copy to:  Holtzmann, Wise & Shepard
                                1271 Avenue of the Americas
                                New York, New York 10020
                                Telecopier: (212) 554-8181
                                Attention:  Harvey Goldschmid

               and a copy to:   Skadden, Arps, Slate, Meagher
                                  & Flom
                                919 Third Avenue
                                New York, New York 10022
                                Telecopier: (212) 735-2000
                                Attention:  Joseph H. Flom

or such other address or telex number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified in this Section.

           SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto (other than the Guaranty of Roche Holding Ltd, dated May 1, 1994) shall not survive the Effective Time except for the provisions of Article II and Sections 7.03, 7.04 and 8.04 hereof.

           SECTION 11.03. Amendments; No Waivers. (a) Subject to the provisions of Section 1.03 hereof, any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the articles of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           SECTION 11.04. Expenses. (a) The Company will pay Buyer, in immediately available funds, so long as Buyer shall not have materially breached its obligations under this Agreement, promptly, but in no event later than two business days, after the termination of this Agreement pursuant to clause (iii) of Section 10.01 or if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Buyer or its Affiliates or any group of which any of them is a member, shall have acquired beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares), through acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares) hereof a fee for reimbursement of costs and expenses of (x) $20,000,000, if such event occurs on or before May 14, 1994, or (y) $35,000,000, if such event occurs after May 14, 1994.

           (b) Subject to Section 11.04(a), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

           SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned subsidiaries of its ultimate parent entity, the right to purchase shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

           SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the principles of conflicts of laws.

           SECTION 11.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

           SECTION 11.08. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

           SECTION 11.09. Entire Agreement. This Agreement, the Guaranty of Roche Holding Ltd. dated May 1, 1994 including the documents and instruments referred to herein, together with the letter agreement, dated February 28, 1994, between Parent and the Company, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

           SECTION 11.10. Definition. For purposes of this Agreement the phrases "to the knowledge of the Company" or "known to the Company" mean (i) known to any senior manager of the Company or any material Subsidiary or (ii) could reasonably be expected to be known by any of such persons.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                      SYNTEX CORPORATION


                                      By: /s/ Paul E. Freiman
                                         ----------------------------
                                           Name:  Paul E. Freiman
                                           Title: Chief Executive Officer


                                      ROCHE CAPITAL CORPORATION


                                      By: /s/  Henri B. Meier
                                         ----------------------------
                                           Name:  Henri B. Meier
                                           Title: Vice President


                                      ROCHE (PANAMA) CORPORATION


                                      By: /s/  Henri B. Meier
                                         ---------------------------
                                           Name:  Henri B. Meier
                                           Title: Vice President

                                                                         ANNEX I



                            CONDITIONS TO THE OFFER


           Notwithstanding any other provision of the Offer pursuant to the Acquisition Agreement and Plan of Merger (the "Agreement") dated as of May 1, 1994 among Syntex Corporation (the "Company"), Roche Capital Corporation ("Buyer") and Roche (Panama) Corporation (the "Merger Subsidiary"), Buyer shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, unless (i) a majority of the outstanding Shares on a fully diluted basis has been tendered pursuant to the Offer by the expiration of the Offer and not withdrawn; (ii) the applicable waiting period under the HSR Act shall have expired or been terminated; (iii) either (A) the Committee on Foreign Investment in the United States shall have determined not to investigate the Offer and the Merger under Exon-Florio (either by action or nonaction) or (B) if such Committee shall have determined to make such an investigation, such investigation shall have been completed and the President shall have determined (either by action or nonaction) not to take any action under Exon-Florio with respect to the transactions contemplated by this Agreement; provided, however, that prior to December 31, 1994, Buyer shall not terminate the Offer by reason of the nonsatisfaction of either of the conditions set forth in clauses (ii) or (iii) above and shall extend the Offer (it being understood that this provision shall not prohibit Buyer from terminating the Offer or failing to extend the Offer by reason of the nonsatisfaction of any other condition of the offer); or if prior to the acceptance for payment of Shares, any of the following conditions exist:

           (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, that has a substantial likelihood of success, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Buyer or the consummation by Buyer of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its subsidiaries or

     Affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Buyer and its subsidiaries or Affiliates, taken as a whole, or to compel Buyer or any of its subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Buyer and its subsidiaries or Affiliates, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Buyer or any of its subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or Affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Buyer or any of its subsidiaries or Affiliates of any Shares, or (v) that otherwise, in the reasonable judgment of Buyer, is likely to materially adversely affect the Company and its subsidiaries, taken as a whole, or Buyer and its subsidiaries or Affiliates, taken as a whole;

           (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act or Exon- Florio to the Offer or the Merger, that has a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

           (c) any material adverse change in the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, shall have occurred other than as disclosed to Buyer in writing or there shall be any event, occurrence or development of a state of circumstances or facts which individually or in the aggregate would reasonably be expected to result in such a material adverse change;

           (d) (i) it shall have been publicly disclosed or Buyer shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Buyer or its Affiliates or any group of which any of them is a member, shall have acquired or proposed to acquire beneficial ownership of more than 25% of any class or series of capital stock of the Company

     (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Shares); (ii) any person or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or
     (iii) the Board of Directors of the Company (or any duly authorized committee thereof) shall have withdrawn or materially modified its approval or recommendation of the Offer or the Merger;

           (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall not be true when made or at and as of such time as if made at and as of such time;

           (f) Buyer, acting in good faith, shall not have satisfied itself that there exists no potential environmental liability of the Company or any Subsidiary that has a reasonable prospect individually or in the aggregate of resulting in a Material Adverse Effect which liability (i) relates to any site in Missouri or Illinois and is not specifically disclosed in the footnotes to the financial statements in the Company 10-K or Company 10-Q; or (ii) arises or may arise from (x) any site in Missouri or Illinois identified or referred to in any writing delivered by the Company to Buyer prior to the date hereof or (y) any circumstance or condition identified in any such writing; or

           (g) the Agreement shall have been terminated in accordance with its terms;

which, in the judgment of Buyer in any such case, and regardless of the circumstances (including any action or omission by Buyer) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

           For purposes of this Annex I, the term "foreign" shall mean any jurisdiction other than the United States, in which either the Company and its Subsidiaries or Buyer and its Affiliates has any material assets or operations. Each other term used herein that is defined in the Agreement shall have the meaning assigned to such term in the Agreement.





                                      iii